Exhibit 99.1

News Release

IPSCO INC. ANNOUNCES SPECIAL MEETING AND RECORD DATES

[Lisle, Illinois] [June 1, 2007] – IPSCO Inc. (NYSE/TSX:IPS) announced today its Board of Directors has scheduled a special meeting of shareholders to vote on the proposal to adopt the Plan of Arrangement pursuant to which IPSCO would be acquired by SSAB Svenskt Stal AB for a cash consideration of U.S. $160 per share. The special meeting will be held at 9:00 a.m., EDT on July 16, 2007 at the King Edward Hotel located at 37 King Street East, Toronto, Ontario. The close of business on June 11, 2007 will be fixed as the record date for shareholders entitled to receive notice of and to vote at the special meeting. The special meeting and record dates are subject to confirmation by the Ontario Superior Court of Justice. Completion of the Plan of Arrangement is subject to approval of 66 2/3% of the votes cast by shareholders of IPSCO at the special meeting to consider the arrangement, Ontario court approval and customary closing conditions, including obtaining certain regulatory approvals.

This document contains forward-looking statements based on assumptions that are subject to a wide range of business risks, including consummation of the Plan of Arrangement being dependent on the satisfaction of customary closing conditions, including the approval of IPSCO’s shareholders and obtaining of any required regulatory approvals. There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward-looking statements are described in the periodic filings of IPSCO with the United States Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. IPSCO does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

IMPORTANT INFORMATION
This communication is being made in respect of the proposed plan of arrangement involving SSAB and IPSCO. In connection with the proposed transaction, IPSCO will file with the SEC a proxy statement on Schedule 14A regarding the proposed Plan of Arrangement and will file such proxy statement with the Canadian Securities Administrators. Before making any voting or investment decisions, investors and security holders are urged to read the definitive proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information. The definitive proxy statement will be sent to the shareholders of IPSCO seeking their approval of the proposed transaction. In addition you may obtain this document free of charge at the website maintained by the SEC at www.sec.gov or at the website www.sedar.com. Also, you may obtain documents filed with the SEC by IPSCO free of charge by requesting them in writing from 650 Warrenville Road, Suite 500, Lisle, Illinois 60532, or by telephone at (630) 810-4800.

IPSCO and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding IPSCO’s directors and executive officers is available in IPSCO’s proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on March 21, 2007. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of IPSCO shareholders in connection with the proposed transaction will be set forth in the definitive proxy statement when it is filed with the SEC.

Company Contact:
Tom Filstrup, Director of Investor Relations
Tel. 630 810-4772
tfilstrup@ipsco.com
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